Exhibit 4.1

REVEL AC, INC.,

as obligor

AND

REVEL AC, LLC

REVEL ATLANTIC CITY, LLC

REVEL ENTERTAINMENT GROUP, LLC

and

NB ACQUISITION, LLC,

as guarantors

12% SECOND LIEN NOTES DUE 2018

SECOND SUPPLEMENTAL INDENTURE

Dated as of December 20, 2012

Supplementing the Indenture

Dated as of February 17, 2011

U.S. BANK NATIONAL ASSOCIATION,

as trustee

THIS SECOND SUPPLEMENTAL INDENTURE (this “Second Supplemental Indenture”), dated as of December 20, 2012, is entered into by and among Revel AC, Inc., a Delaware corporation (“Revel”), as obligor, and Revel AC, LLC, a Delaware limited liability company, Revel Atlantic City, LLC, a New Jersey limited liability company, Revel Entertainment Group, LLC, a New Jersey limited liability company, and NB Acquisition, LLC, a New Jersey limited liability company, as guarantors (the “Guarantors”), and U.S. Bank National Association, as trustee (the “Trustee”), under the Indenture, dated as of February 17, 2011 (as supplemented to date, the “Indenture”) by and among Revel, the Guarantors and the Trustee. Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Indenture.

W I T N E S S E T H:

WHEREAS, Revel, the Guarantors and the Trustee have heretofore executed and delivered the Indenture providing for the issuance by Revel of its 12% Second Lien Notes due 2018 (the “Notes”);

WHEREAS, on the date hereof, Revel and the Guarantors are entering into an amendment to that certain Credit Agreement, dated as of May 3, 2012 (as amended to date, the “Revolving Credit Agreement”), by and among Revel, the Guarantors, the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, and the other parties thereto, among other amendments, to provide for $150.0 million in additional commitments;

WHEREAS, Section 9.02 of the Indenture provides that, with the consent of the holders of a majority in aggregate principal amount of the Notes then outstanding, voting as a single class, Revel, the Guarantors and the Trustee may amend or supplement the Indenture;

WHEREAS, in accordance with Sections 2.09 and 9.02 of the Indenture, the holders of a majority in aggregate principal amount of the Notes outstanding, voting as a single class, have duly executed a consent (the “Consent”) to the amendment set forth in this Second Supplemental Indenture;

WHEREAS, the Issuers have heretofore delivered or are delivering contemporaneously herewith to the Trustee (i) copies of resolutions adopted by (i) the Board of Directors of Revel, on behalf of Revel, as obligor under the Indenture and (ii) the sole member of each of the Guarantors, in each case authorizing the execution of this Second Supplemental Indenture, (iii) evidence of the written Consent and (iv) the Officers’ Certificate and the Opinion of Counsel described in Sections 14.04 and 14.05 of the Indenture; and

WHEREAS, all other acts and proceedings required by law and the Indenture necessary to authorize the execution and delivery of this Second Supplemental Indenture and to make this Second Supplemental Indenture a valid and binding agreement for the purposes expressed herein, in accordance with its terms, have been complied with or have been duly done or performed.

NOW, THEREFORE, in consideration of the foregoing and notwithstanding any provision of the Indenture which, absent this Second Supplemental Indenture, might operate to limit such action, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE ONE

AMENDMENT

SECTION 1.01 Amendment.

(a) The following new definition is hereby added to Section 1.01 the Indenture (in its proper alphabetical location) as follows:

“Second Supplemental Effective Date” shall mean December 20, 2012.

(b) The definition of “Disbursement Agreement” in Section 1.01 of the Indenture is hereby amended by deleting such definition in its entirety and inserting the following in replacement therefor:

“Disbursement Agreement” shall mean that certain Master Disbursement Agreement, dated as of February 17, 2011, among Revel, JPMorgan Chase Bank, N.A., as administrative agent under the Credit Agreement, U.S. Bank National Association, as the Trustee and the Notes Collateral Agent, and the Disbursement Agent, as amended on May 3, 2012, and as amended and restated on the Second Supplemental Effective Date, as further amended, modified or otherwise supplemented from time to time in accordance with its terms.”

(c) Clause (2) of the definition of “Permitted Liens” in Section 1.01 of the Indenture is hereby amended and restated in its entirety as follows:

“(2) (x) carriers’, warehousemen’s, mechanics’, materialmen’s, suppliers’, repairmen’s, landlord’s or other similar Liens arising in the ordinary course of business for amounts which are not overdue for a period of more than 60 days or that are being contested in good faith by appropriate proceedings (in any event, so long as no foreclosure proceedings have been commenced with respect thereto or if commenced, such proceedings are stayed during the pendency of such contest); provided, that (i) adequate reserves with respect to such obligations contested in good faith are maintained on the books of Revel or any of the Restricted Subsidiaries, as applicable, to the extent required by GAAP and (ii) at any time prior to the Substantial Completion Date, the amount of Revel’s and the Restricted Subsidiaries’ likely liability under each such Lien or claim (as determined by Revel in good faith) is reserved through an allocation in the applicable Disbursement Agent Account (as defined in the Disbursement Agreement) or (y) without prejudice to the priority of any of the Liens created or purported to be created by a Security Agreement, carriers’, warehousemen’s, mechanics’, materialmen’s, suppliers’, repairmen’s, landlord’s or other similar Liens of record as of the Second Supplemental Effective Date for so long as the Credit Agreement, dated as of May 3, 2012, among Revel, as borrower, the guarantors party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent (as in effect as of the Second Supplemental Effective Date, without amendment or modification to Section 6.02(b) thereof in any manner materially adverse to the Holders) remains in full force and effect;”

(d) Clause (10) of the definition of “Permitted Liens” in Section 1.01 of the Indenture is hereby amended by inserting the following phrase at the end thereof:

“; and Liens arising from the Second Amendment Escrow Agreement (as such term is defined in the Credit Agreement) and other accounts to hold funds for the “Day Club” capital expenditures”

(e) Clause (24) of the definition of “Permitted Liens” in Section 1.01 of the Indenture is hereby amended by inserting the following phrase immediately after ““super priority basis””:

“ or “first priority basis””

(f) Section 1.04 of the Indenture is hereby amended by inserting the following clause (11) at the end thereof (with appropriate punctuation changes to such Section):

“On and after the Second Supplemental Effective Date, terms defined herein by referenced to the Disbursement Agreement shall, to the extent not defined in the Disbursement Agreement (as amended and restated as of the Second Supplemental Effective Date), have the meanings given to such terms in the Disbursement Agreement prior to giving effect to such amendment and restatement.”

(g) Section 4.09(b)(5) of the Indenture is hereby amended and restated in its entirety as follows:

“(5) Indebtedness in respect of one or more credit facilities comprised of any combination of term loans, revolving loans or letters of credits, in an aggregate principal amount not to exceed at any time outstanding $250.0 million;”

ARTICLE TWO

MISCELLANEOUS

SECTION 2.01 Reference to and Effect on the Indenture. This Second Supplemental Indenture shall be effective as of the date hereof . On and after the date hereof, each reference in the Indenture to “this Indenture,” “hereunder,” “hereof,” or “herein” shall mean and be a reference to the Indenture as supplemented by this Second Supplemental Indenture unless the context otherwise requires. The Indenture, as supplemented by this Second Supplemental Indenture, shall be read, taken and construed as one and the same instrument. Except as specifically amended above, the Indenture shall remain in full force and effect and is hereby ratified and confirmed.

SECTION 2.02 Governing Law. THIS SECOND SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF NEW YORK, INCLUDING, WITHOUT LIMITATION,
SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND NEW YORK CIVIL PRACTICE LAWS AND RULES 327(B).

SECTION 2.03 Trust Indenture Act Controls. No modification of any provisions of the Indenture effected by this Second Supplemental Indenture is intended to eliminate or limit any provision of the Indenture that is required to be included therein by the Trust Indenture Act of 1939, as amended, as in force as of the effectiveness of this Second Supplemental Indenture.

SECTION 2.04 Trustee Disclaimer; Trust. The recitals contained in this Second Supplemental Indenture shall be taken as the statements of the Issuer and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Second Supplemental Indenture. The Trustee accepts the trust created by the Indenture, as supplemented by this Second Supplemental Indenture, and agrees to perform the same upon the terms and conditions of the Indenture, as supplemented hereby.

SECTION 2.05 Counterparts. The parties may sign any number of copies of this Second Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. Delivery of an executed counterpart of this Second Supplemental Indenture by facsimile or electronic transmission shall be equally as effective as delivery of an original executed counterpart of this Second Supplemental Indenture. Any party delivering an executed counterpart of this Second Supplemental Indenture by facsimile or electronic transmission also shall deliver an original executed counterpart of this Second Supplemental Indenture, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability and binding effect of this Second Supplemental Indenture.

SECTION 2.06 Effect of Headings. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

SECTION 2.07 Severability. In case any provision of this Second Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be effected or impaired thereby.

SECTION 2.08 Acknowledgment. The parties hereto acknowledge and agree that the Revolving Credit Agreement, as amended on the date hereof, shall be a “First Lien Credit Agreement” for all purposes under the Intercreditor Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed all as of the date hereof.

REVEL AC, INC., a Delaware corporation

By:	/s/ Alan Greenstein
	Name:	Alan Greenstein
	Title:	Sr VP, CFO

GUARANTORS:

REVEL AC, LLC, a Delaware limited liability company

By:	/s/ Alan Greenstein
	Name:	Alan Greenstein
	Title:	Sr VP, CFO

REVEL ATLANTIC CITY, LLC, a New Jersey limited liability company

By:	/s/ Alan Greenstein
	Name:	Alan Greenstein
	Title:	Sr VP, CFO

REVEL ENTERTAINMENT GROUP, LLC, a New Jersey limited liability company

By:	/s/ Alan Greenstein
	Name:	Alan Greenstein
	Title:	Sr VP, CFO

NB ACQUISITION, LLC, a New Jersey limited liability company

By:	/s/ Alan Greenstein
	Name:	Alan Greenstein
	Title:	Sr VP, CFO

U.S. BANK NATIONAL ASSOCIATION, not in its individual capacity but solely as Trustee

By:	/s/ Mauri J. Cowen
	Name:	Mauri J. Cowen
	Title:	Vice President